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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:   Joseph P. Tomczak
           Chief Financial Officer
           (817) 885-0000

            KEVCO, INC. ANNOUNCES AGREEMENT TO SELL DUO-FORM DIVISION

FORT WORTH, TEXAS (APRIL 3, 2001) - Kevco, Inc. today announced that in connection with the Company's plans to sell certain operating units, it has reached an agreement in principle to sell its Duo-Form Division to Duo-Form Acquisition, Inc., owned in part and managed by senior management of the Duo-Form Division, for an aggregate purchase price of $5.5 million. The Company has filed motions with the United States Bankruptcy Court in Fort Worth seeking approval for the sale as well as associated bidding procedures. The Company will seek Court consideration of the bid procedures as promptly as possible. The bid procedures, if approved by the Court, will include a break-up fee to Duo-Form Acquisition in the event the Company elects to consummate a transaction providing a higher bid. The bid procedures will also provide for minimum bidding increments that must be met before the Company could entertain higher bids. The Company anticipates a hearing on the sale in late April.

         Kevco filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The petitions were filed in the United States Bankruptcy Court for the Northern District of Texas on February 5, 2001.

         Kevco, headquartered in Fort Worth, Texas, is a wholesale distributor and manufacturer of building products for the manufactured housing and recreational vehicle industries.

         This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those relating to implementation of the Company's cost improvement and operating efficiency initiatives, the effect of installation of a new information system, the outlook for and advantages of manufactured housing and includes statements relating to the Company or its operations that include terms such as "expects," "believes," "anticipates," "intends," "goals" and similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company's actual results, performance and achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements as a result of various factors, including without limitation, the Company's substantial leverage and its effects on the Company's ability to obtain additional capital as needed, the adequacy of existing funds to meet liquidity needs, the Company's ability to integrate its operations and realize savings from the implementation of its new management information systems, the realization of savings from plant consolidations and staff reduction; the ability of the manufactured housing industry to reduce inventory, customer demand for manufactured housing and recreational vehicles, the effect of general economic conditions, including increasing interest rates, the availability of financing for manufactured housing customers and the impact of raw materials prices. This press release speaks as of the date it is released. The Company does not intend to, and does not undertake to, update information contained in this press release absent an express obligation to do so in connection with required filings under Federal securities laws. A description of these factors, as well as other factors which could affect the Company's business, is set forth in filings by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended September 30, 2000.